NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 25, 2011, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 13, 2011 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Syniverse Holdings, Inc. and Buccaneer Merger Sub, Inc. a wholly owned subsidiary of Buccaneer Holdings, Inc., an entity formed by an affiliate of TC Group, L.L.C. (d/b/a The Carlyle Group) became effective before the opening of January 13, 2011. Each share of Common Stock of Syniverse Holdings, Inc. was converted for $31.00 in cash, without interest. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 13, 2011.